Exhibit 99.1

Lifeway Foods Expands Retail Footprint with Thousands of New Lifeway Kefir and

Farmer Cheese Placements Across Major U.S. Retailers in 2025

Company has surpassed $37.6 million in net sales for the first two months of the second quarter,

from April 1, 2025 through May 31, 2025, representing a 10.7% increase from the prior year

Year-to-date net sales for the Company have reached $83.7 million as of May 31, 2025

Company provides net sales guidance for the second quarter of 2025

Consumer interest in probiotic, protein-packed nutrition brings additional focus to cultured dairy drinkables and soft cultured cheese categories

MORTON GROVE, Ill., June 04, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), a leading U.S. supplier of kefir and fermented dairy products, today announced expanded distribution for several of its top-selling product lines at major retailers nationwide. The latest additions mark a significant step in the Company’s mission to make probiotic-rich, gut-healthy foods more accessible to consumers across the country. The Company also announced it has surpassed $37.6 million in net sales for the first two months of the second quarter, from April 1, 2025 through May 31, 2025, representing a 10.7% increase from the comparable period in the prior year. Year-to-date net sales for the Company as of May 31, 2025 have reached $83.7 million. Given the strong Company performance, Lifeway now expects that net sales for the second quarter ended June 30, 2025, will be in the range of $52 million to $56 million.

Key upcoming retail expansions include:

•	Amazon Fresh: Lifeway introduces new 8oz Lifeway Organic, Lactose Free Flavor Fusions (Coconut Pineapple, Passionfruit Lychee, Blueberry Lavender) and Lifeway Organic Kefir Shots (Strawberry, Mixed Berry) in 61 Amazon Fresh physical stores, plus availability through Amazon Fresh e-commerce distribution.
•	BJ’s Wholesale Club: Two new 8oz kefir SKUs will be available in 268 warehouse locations, offering convenient wellness drinks for families.
•	CVS: Three 32oz Lifeway Kefir flavors are expanding across CVS stores, giving shoppers easy access to probiotic-rich options.
•	HEB: Launching in June, Lifeway’s Farmer Cheese will be available in HEB stores across Texas, delivering a high protein, cultured dairy option.
•	Hy-Vee: Four Whole Milk Kefir items and Farmer Cheese are now available in 180 Hy-Vee locations, enhancing Lifeway’s Midwest reach.
•	King Soopers, Fred Meyer, Ralph’s, QFC (Kroger Divisions): Lifeway’s Farmer Cheese is now available in these key regional banners, expanding reach across the West and Pacific Northwest.
•	Lowes Foods: Shoppers can now find Lifeway Farmer Cheese in Lowes Foods stores throughout the Carolinas.
•	Publix: Two new 8oz Lifeway Kefir items are launching in over 1,400 Publix stores, bringing new convenience options to the Southeast.
•	Target: Lifeway will expand the distribution of the three current 32oz items across over 1,100 new shelf slots, significantly expanding visibility and availability.
•	Whole Foods Market: Beginning in July, Lifeway’s organic 8oz kefir items will launch in Whole Foods locations nationwide.
•	Winn-Dixie: Four 32oz Lifeway Kefir items are launching in 170 stores, building on Lifeway’s growth in the Southeastern U.S.

“This expansion reflects the growing demand for functional foods that support gut health and overall wellness,” said Julie Smolyansky, CEO of Lifeway Foods. “Viral social posts on TikTok and Instagram about kefir related to anti-bloating hacks and skin health are creating robust demand for Lifeway’s key product line. Additionally, we’re seeing a 63% unit increase in measured channels year-to-date for Lifeway Farmer Cheese, signaling incredible potential at mass grocers for this cult favorite. We’re excited to bring our probiotic-rich Lifeway Kefir and Lifeway Farmer cheese to even more families across the country, through trusted retail partners who are working with us to provide a great selection of America’s favorite kefir and farmer cheese for their customers.”

Lifeway’s continued distribution growth comes amid a rising consumer interest in fermented foods and functional nutrition. All Lifeway products are made with live and active cultures and are crafted to support immunity, digestion and long-term health.

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About Lifeway Foods, Inc.
Lifeway Foods, Inc., which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces a variety of cheeses and a ProBugs line for kids. Lifeway’s tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the drivers of demand for Lifeway’s products, consumer trends, the anticipated effects of scheduled upgrades at the Waukesha plant, expected operating efficiencies and expectations regarding future operating and financial performance. These statements use words, and variations of words, such as “will,” “continue,” “future,” “increase,” “believe,”  “outlook,” “expect,” and “predict.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; customer acceptance of products and services; and uncertainty regarding proposals or other actions taken by shareholders related to the unsolicited proposal made by Danone North America PBC (“Danone”) to acquire all of the shares of Lifeway stock that Danone does not already own. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

General inquiries:
Lifeway Foods, Inc.
Phone: 847-967-1010
Email: info@lifeway.net

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